EXHIBIT 99.1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Mercury Finance Company


We have reviewed the accompanying consolidated balance sheet of Mercury Finance Company and subsidiaries as of June 30, 1997, and the related consolidated statements of income for the three month and six month periods then ended, and the changes in shareholders' equity and cash flows for the six-month period then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the financial statements, on January 29, 1997 the Company announced accounting irregularities, discovered subsequent to December 31, 1996, causing it to violate its debt covenants which curtailed the availability of credit and caused the Company to miss scheduled debt payments. Also, as discussed in Note 15, the Company incurred significant losses in 1996 and is continuing to incur losses in 1997. In addition, as further described in Note 8, the Company has been named as a defendant in litigation generally arising from the restatement of earnings for 1995 and interim earnings for 1996 as a result of the accounting irregularities. The Securities and Exchange Commission and the United States Attorney for the Northern District of Illinois have also commenced investigations. Management's plans with regard to these matters are described in Notes 8 and 15 to the consolidated financial statements. As discussed in our auditors' report on the December 31, 1996 balance sheet dated May 13, 1997, and as discussed further in Notes 8 and 15 to the accompanying financial statements, there are several matters that raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


ARTHUR ANDERSEN LLP

Chicago, Illinois
August 26, 1997


 Mercury Finance Company & Subsidiaries
 Consolidated Balance Sheets


                                                                              As of               As of
                                                                             June 30,          December 31,
                                                                               1997                1996
 (dollars in thousands)                                                    (unaudited)


 Assets
     Cash and cash equivalents (restricted cash - note #2)              $        130,909    $         20,957
     Short-term investments (at amortized cost which approximates
       fair value)                                                                     -              43,411
     Investments available-for-sale, at fair value                                     -             161,781
     Investments held-to-maturity, at cost (fair value of
       $0 and $8,025)                                                                  -               7,765

     Finance Receivables                                                       1,095,779           1,160,423
         Less allowance for finance credit losses                               (123,604)            (97,762)
         Less nonrefundable dealer reserves                                      (71,365)            (89,378)
         Finance receivables, net                                                900,810             973,283

     Deferred income taxes, net                                                   48,320              33,356
     Income taxes receivable                                                      50,638              53,764
     Premises and equipment (at cost, less accumulated depreciation
       of $9,774 and $9,157)                                                       6,263               7,266
     Goodwill                                                                      14,034              14,463
     Reinsurance receivable                                                            -              93,458
     Deferred acquisition costs and present value of future profits                    -              62,809
     Other assets (including repossessions)                                       29,808              71,047
         Total Assets                                                   $      1,180,782    $      1,543,360

 Liabilities and Shareholders' Equity

 Liabilities
     Senior debt, commercial paper and notes                            $        493,619    $        525,051
     Senior debt, term notes                                                     488,625             488,625
     Subordinated notes                                                           22,500              22,500
     Accounts payable and other liabilities                                       60,682              81,282
     Unearned premium and claim reserves                                               -             239,573
     Reinsurance payable                                                               -              17,444
         Total Liabilities                                                     1,065,426           1,374,475

 Contingencies (Note 8)

 Shareholders' Equity
     Common stock - $1.00 par value per share:
       300,000 shares authorized
       June 30, 1997 - 177,900,671 shares outstanding
       December 31, 1996 - 177,719,447 shares outstanding                        177,901             177,719
     Paid in capital                                                               8,244               6,539
     Retained earnings (deficit)                                                 (17,125)             37,349
     Unrealized appreciation on available-for-sale securities, net
     of tax                                                                            -                 942
     Treasury stock - 5,402,957 shares at cost                                   (53,664)            (53,664)
         Total Shareholders' Equity                                              115,356             168,885
         Total Liabilities and Shareholders' Equity                     $      1,180,782    $      1,543,360

                                       See accompanying notes to consolidated financial statements



 Mercury Finance Company & Subsidiaries
 Consolidated Statements of Income


     (unaudited)                                                          3 months ended      6 months ended
                                                                             June 30,            June 30,
                                                                               1997                1997
 (dollars in thousands, except per share amounts)


 Interest Income
     Finance charges and loan fees                                      $         59,736    $        123,227
     Investment income                                                             2,769               6,058
         Total finance charges, fees and investment income                        62,505             129,285
     Interest expense                                                             23,549              44,265
         Interest income before provision for finance credit losses               38,956              85,020
     Provision for finance credit losses                                          24,544              55,006
         Net interest income                                                      14,412              30,014

 Other Income
     Insurance commissions                                                         1,683               3,395
     Insurance premiums                                                            9,871              33,091
     Fees and other income                                                         1,385               3,176
         Total other income                                                       12,939              39,662

 Other Expenses
     Salaries and employee benefits                                               15,775              30,419
     Occupancy expense                                                             1,589               3,144
     Equipment expense                                                               973               1,825
     Data processing expense                                                         549               1,092
     Incurred insurance claims and other underwriting expense                      3,540              20,255
     Other operating expenses                                                     10,258              18,950
         Total other expenses                                                     32,684              75,685
 Operating loss                                                                   (5,333)             (6,009)
     Income from Lyndon due to buyer                                              (2,025)             (2,025)
     Loss on sale of Lyndon                                                            -             (29,528)
     Other non-operating expenses                                                 (5,453)            (10,582)
     Loss before income taxes                                                    (12,811)            (48,144)
     Credit for income taxes                                                      (4,442)             (6,607)
 Net Loss                                                               $         (8,369)   $        (41,537)

 Net Loss Per Common Share                                              $          (0.05)   $          (0.24)



                                       See accompanying notes to consolidated financial statements



 MERCURY FINANCE COMPANY & SUBSIDIARIES
 CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
 (unaudited)


 (dollars in thousands)
                                                                    Retained      Unrealized
                                               Common    Paid in    Earnings     Appreciation      Treasury
                                               Stock     Capital    (Deficit)   (Depreciation)      Stock        Total


 Balance at December 31, 1996                $ 177,719   $ 6,539   $  37,349    $          942    $(53,664)   $ 168,885
     Net loss                                                        (41,537)                                   (41,537)
     Stock options exercised                       182     1,705                                                   1,887
     Dividends declared ($0.075 per share)                           (12,937)                                   (12,937)
     Unrealized depreciation on available
       for sale securities, net of taxes                                                  (942)                    (942)
 Balance at June 30, 1997                    $ 177,901   $ 8,244   $ (17,125)   $            -    $(53,664)   $  115,356

See accompanying notes to consolidated financial statements.



 Mercury Finance Company & Subsidiaries
 Consolidated Statement of Cash Flows


                                                                                             6 Months ended
                                                                                                June 30,
                                                                                                  1997
 (dollars in thousands)                                                                       (unaudited)


 Cash Flows From Operating Activities
     Net loss                                                                              $         (41,537)
     Adjustments to reconcile net loss to net cash provided by operating activities:
         Provision for finance credit losses                                                          55,006
         Credit for deferred income taxes                                                             (9,356)
         Loss on sale of Lyndon                                                                       29,528
         Gain on sale of securities                                                                      (12)
         Depreciation and amortization                                                                 1,477
         Net increase in reinsurance receivable                                                       (6,287)
         Net decrease in deferred acquisition costs and present value of future profits               15,473
         Net decrease in other assets                                                                 12,352
         Net increase in reinsurance payable                                                          12,582
         Net decrease in unearned premium and claim reserves                                         (12,388)
         Net decrease in other liabilities                                                           (29,805)
         Net decrease in nonrefundable dealer reserves                                               (18,013)
             Net cash provided by operating activities                                                 9,020

 Cash Flows From Investing Activities
         Principal collected on finance receivables                                                  374,258
         Finance receivables originated or acquired                                                 (338,776)
         Purchases of short term and available for sale investment securities                        (44,157)
         Purchases of held to maturity investment securities                                          (2,552)
         Proceeds from sales and maturities of short term and available for sale                      46,786
           investment securities
         Proceeds from maturities of held to maturity investment securities                            6,476
         Proceeds from sale of Lyndon, net of cash sold                                               88,884
         Net purchase of premises and equipment                                                          (45)
             Net cash provided by investing activities                                               130,874

 Cash Flows From Financing Activities
         Net repayments of senior debt, commercial paper and notes                                   (31,432)
         Stock options exercised                                                                       1,490
             Net cash used in financing activities                                                   (29,942)
             Net increase in cash and cash equivalents                                               109,952
 Cash and Cash Equivalents at Beginning of Quarter                                                    20,957
 Cash and Cash Equivalents at End of Quarter                                               $         130,909

 Supplemental Disclosures
     Income taxes paid to federal and state government                                     $              35
     Interest paid to creditors                                                            $          40,249



                                      See accompanying notes to consolidated financial statements.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           June 30, 1997 (unaudited)
                              and December 31, 1996
                 (dollars in thousands except per share amounts)

1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Mercury Finance Company ("Mercury" or the "Company") is a consumer finance company doing business in 31 states under its own name and through its subsidiaries MFC Finance Company, MERC Finance Company, Gulfco Investment Inc. and subsidiary and Midland Finance Co. (the "consumer finance subsidiaries"). The Company also offered certain insurance services through its subsidiary, Lyndon Property Insurance Company and subsidiaries ("Lyndon"). The Company's borrowers generally would not be expected to qualify for traditional financing, such as that provided by commercial banks or automobile manufacturers' captive finance companies.

BASIS OF PRESENTATION
The accounting and reporting policies of Mercury conform to generally accepted accounting principles for the finance and insurance industries. The consolidated financial statements include the accounts of the Company, the consumer finance subsidiaries and Lyndon. All significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION - CONSUMER FINANCE SUBSIDIARIES
Finance charges on precomputed loans and sales finance contracts (collectively referred to as "precompute accounts") are credited to unearned finance charges at the time the loans and sales finance contracts are made or acquired. Interest income is calculated using the interest (actuarial) method to produce constant rates of interest (yields). If a precompute account becomes greater than 60 days contractually delinquent and no full contractual payment is received in the month the account attains such delinquency status, the accrual of income is suspended until one or more full contractual monthly payments are received. Interest on interest bearing loans and sales finance contracts is calculated on a 360-day basis and recorded on the accrual basis; accrual is suspended when an account is 60 or more days contractually delinquent. Late charges and deferment charges on all contracts are taken into income as collected. Fees and other income are derived from the sale of other products and services.

INSURANCE OPERATIONS
In conjunction with their lending practices, the consumer finance subsidiaries, as agents for Lyndon and unaffiliated insurers, offer credit life, accident and health and property insurance to borrowers who obtain finance receivables directly from the consumer finance subsidiaries, and to borrowers under sales finance contracts and financing contracts purchased from merchants and automobile dealers. Commissions on credit life, accident and health and property insurance from unaffiliated insurers are earned by Mercury over the average terms of the related policies on the sum-of-the months digits method. See Note 2 for a discussion of the disposition of Lyndon.

Lyndon is engaged in the business of reinsuring and direct writing of credit life, accident and health and various other property and casualty insurance policies issued to borrowers under direct consumer loan and sales finance contracts originated by Mercury and other companies. The policies insure the holder of a sales finance contract or other debt instrument for the outstanding balance payable in the event of death or disability of the debtor. Insurance premiums are earned over the life of the contracts principally using pro-rata and sum-of-the months digits methods or in relation to anticipated benefits to the policy holders.

Lyndon has established policy liabilities and claim reserves. The claim reserves are based upon accumulated estimates of claims reported, plus estimates of incurred but unreported claims.

FINANCE RECEIVABLES, ALLOWANCE FOR FINANCE CREDIT LOSSES AND NONREFUNDABLE DEALER RESERVES
Mercury originates direct consumer loans and acquires individual sales finance contracts from third party dealers. Finance receivables consist of contractually scheduled payments from sales finance contracts net of unearned finance charges, direct finance receivables and credit card receivables. The Company's borrowers typically have limited access to traditional sources of consumer credit due to past credit history or insufficient cash to make the required down payment on an automobile. As a result, receivables originated or acquired by the Company are generally considered to have a higher risk of default and loss than those of other consumer financings.

SFAS 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," requires that loan origination and commitment fees and certain direct loan origination costs be deferred and amortized as an adjustment to the related loan's yield. Mercury has not adopted the provisions of this statement because adoption would not have a material effect on the Company's reported results of operations or financial condition.

Unearned finance charges represent the balance of finance income (interest) remaining from the capitalization of the total interest to be earned over the original term of the related precompute account.

Mercury acquires a majority of its sales finance contracts from dealers at a discount. The level of discount is based on, among other things, the credit risk of the borrower. The discount, which is the difference between the amount financed and the acquisition cost, represents nonrefundable dealer reserves which are available to absorb future credit losses over the life of the acquired loan. Historical loss experience on the Company's sales finance receivables has shown that the acquisition discount recorded as nonrefundable dealer reserves is not adequate to cover potential losses over the life of the loans. Mercury uses a new reserving methodology commonly referred to as "static pooling". The static pooling reserving methodology allows Mercury to stratify components of its sales finance receivables portfolio (i.e., non refundable dealer reserves, principal loan balances, and related loan charge-offs) into separately identified and chronologically ordered monthly pools. A portion of the dealer reserve is made available to cover estimated credit losses for each identified monthly pool based on a pro rata calculation over the weighted average term of each specific pool.

The allowance for credit losses is maintained by direct charges to operations in amounts that are intended to provide adequate reserves on the Company's finance receivables portfolio to absorb possible credit losses incurred on loans that are considered to be impaired in excess of the available nonrefundable dealer reserves. Management evaluates the allowance requirements by examining current delinquencies, the characteristics of the accounts, the value of the underlying collateral, the availability of the nonrefundable dealer reserves to absorb credit losses on impaired loans and general economic conditions and trends.

The Company applies SFAS 114 and 118, which address the accounting by creditors for impairment of a loan and related income recognition and disclosures. In accordance with SFAS 114, the Company's approach for estimating losses results in a measure of impairment based on discounting expected future cash flows (including the anticipated proceeds from repossessed collateral) at the loan's original yield. If the measure of the impaired receivable is less than the net recorded investment in the receivable, the Company recognizes an impairment by creating an additional allowance for finance credit losses in excess of the nonrefundable dealer reserves available to absorb losses, with a corresponding charge to the provision for finance credit losses. Generally, the Company considers receivables more than 60 days contractually delinquent to be impaired.

Direct installment loans on which no payment is received within 149 days, on a recency basis, are charged off. Sales finance accounts (net of unearned finance charges) which are contractually delinquent 150 days are charged off monthly before they become 180 days delinquent. Accounts which are deemed uncollectable prior to the maximum charge-off period are charged off immediately. Management may authorize a temporary extension if collection appears imminent during the next calendar month.

INVESTMENTS
The Company classifies its investments as held-to-maturity securities and available-for-sale securities. Held-to-maturity securities are reported at cost, adjusted for amortization of premium or discount, and available-for-sale securities are reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholder's equity, net of applicable income taxes.

Fair values for held-to-maturity and available-for-sale fixed maturity securities are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services. Short-term investments are carried at amortized cost, which approximates their fair value. Realized gains and losses from sales or liquidation of investments are determined using the specific identification basis.

PREMISES AND EQUIPMENT
Premises and equipment are carried at cost, less accumulated depreciation, and are depreciated on a straight-line basis over their estimated useful lives.

REINSURANCE ACTIVITIES
In the normal course of business, Lyndon assumes and cedes reinsurance on both a pro rata and excess basis. Reinsurance provides greater diversification of business and limits the maximum net loss potential arising from large claims. Although the ceding of reinsurance does not discharge an insurer from its primary legal liability to a policy holder, the reinsuring company assumes the related insurance risk. Lyndon monitors the financial condition of its reinsurers on a periodic basis.

DEFERRED ACQUISITION COSTS AND PRESENT VALUE OF FUTURE PROFITS
Policy acquisition costs, representing commissions, premium taxes and certain other underwriting expenses, are deferred and amortized over policy terms. Estimates of future revenues, including investment income and tax benefits, are compared to estimates of future costs, including amortization of policy acquisition costs, to determine if business currently in force is expected to result in a net loss. No revenue deficiencies have been determined in the period presented. The present value of future profits represents the portion of the purchase price of Lyndon allocated to the future profits attributable to the insurance in force at the date of acquisition. The present value of future profits is amortized in relationship to the expected emergence of such future profits.

INCOME TAXES
The Company and its subsidiaries file a consolidated federal income tax return and individual state tax returns in most states.

Mercury recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company periodically evaluates deferred tax assets to determine whether they are deemed to be likely of realization. In making its determination, management considers the possible recovery of taxes already paid but does not assume the generation of additional taxable income in the future. No reserves against deferred tax assets were considered necessary.

IMPAIRMENT OF LONG-LIVED ASSETS
In March, 1995, the Financial Accounting Standards Board ("the FASB") issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Assets to be Disposed of," which is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS 121 requires that long-lived assets and certain identifiable intangibles that are used in operations be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets might not be recoverable. The adoption of SFAS 121 did not have a material effect on the Company's financial condition or results of operations.

At each balance sheet date, the Company evaluates the realizability of goodwill (and other intangibles) based on expectations of non-discounted cash flows and operating income for each subsidiary having a material goodwill balance. Based on the most recent analysis, the Company believes that no material impairment of goodwill exists at June 30, 1997.

STOCK-BASED COMPENSATION
The Company accounts for stock-based compensation under the provisions of SFAS
123. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting. The Company has elected, as permitted under SFAS 123, to continue to measure compensation cost for its plan using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25.

RECENT ACCOUNTING PRONOUNCEMENTS
In February 1997, the FASB issued SFAS 128, "Earnings per Share" and SFAS 129, "Disclosure of Information about Capital Structure". SFAS 128 establishes standards for computing and presenting earnings per share. SFAS 129 establishes standards for disclosing information about an entity's capital structure. These statements are effective for financial statements issued for periods ending after December 15, 1997. Management does not expect the adoption of these statements to have a significant impact on the financial position and results of operations of the Company.

In July 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income" which establishes standards for reporting and displaying comprehensive income. Management does not expect the adoption of this statement to have a significant impact on the financial position and results of operations of the Company. This statement is effective for financial statements issued for periods ending after December 15, 1997.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounts which are subject to such estimation techniques include the allowance for finance credit losses as more fully discussed in Note 4. Actual results could differ from these estimates.

2)  DISPOSITIONS
On June 3, 1997, Mercury sold all of the outstanding shares of Lyndon Insurance Group and its subsidiaries to Frontier Insurance Group, Inc. ("Frontier") pursuant to a Stock Purchase Agreement dated March 28, 1997. The aggregate purchase price was $92 million. In order to assure the delivery of clear title to Frontier, Mercury was required to deposit ten percent of the sales price, or $9.2 million, into a cash escrow account. This is classified with cash and cash equivalents on the balance sheet. The escrow deposit was subsequently released to Mercury.

Earnings from Lyndon in the second quarter were $2,025. The 1997 consolidated results of operations of Mercury include the operations of Lyndon through May 31, 1997 although the results since April 1, 1997 were attributable to the buyer as an adjustment to the purchase price. Management has determined that it is in the best interest of the Company to remain in the insurance business and formed a new captive insurance subsidiary during 1997, MFN Insurance. As a result, the sale of Lyndon is not considered the discontinuation of a business. The loss associated with the sale of Lyndon will not be tax deductible to the Company as a loss on the sale of a consolidated subsidiary is, under certain circumstances, not deductible for tax purposes.

3)  INVESTMENTS
All investments are securities held by Lyndon. See Note 2 for discussion of disposition of Lyndon. The amortized cost, gross unrealized gains and losses and approximate fair values for available-for-sale and held-to-maturity securities by major security type at December 31, 1996 were as follows:



                                                      Gross             Gross          Estimated
                                  Amortized         Unrealized        Unrealized         Market
                                    Cost              Gains             Losses           Value


December 31, 1996
AVAILABLE-FOR-SALE:
  U.S. Treasury securities
    and obligations of U.S.
    Government corporations
    and agencies                  $  9,490          $    13             $  (78)         $  9,425
  Obligations of states and
    political subdivisions          68,397            1,378               (391)           69,384
  Corporate securities              63,629              882               (443)           64,068
  Mortgage backed
    securities                      18,816              166                (78)           18,904
Total available-for-sale          $160,332          $ 2,439              $(990)         $161,781

HELD-TO-MATURITY:
  U.S. Treasury securities
    and obligations of U.S.
    Government corporations
    and agencies                    $2,833             $ 17               $(31)           $2,819
  Obligations of states and
    political subdivisions           3,787               75                 (1)            3,861
  Corporate securities                 850               33                  0               883
  Other securities                     295              174                 (7)              462
Total held-to-maturity              $7,765             $299              $ (39)           $8,025


4)  FINANCE RECEIVABLES
Direct loans generally have terms of 12 to 24 months with maximum terms of 36 months; secured loans are generally collateralized by real or personal property. Sales finance contracts are generally accounted for on a discount basis and generally have terms of 18 to 36 months with maximum terms of 48 months. Mercury Card receivables are mainly unsecured balances. The Company's finance receivables are primarily with individuals located in the southeastern, central and western United States. As of June 30, 1997, approximately 16.8%, 16.1% and 8.8% of finance receivables were from branches located in Florida, Texas and Louisiana respectively. Loans outstanding were as follows:



                                             June 30,              December 31,
                                                1997                      1996


DIRECT FINANCE RECEIVABLES
  Interest bearing                         $  22,224                $   25,117
  Precompute                                 128,553                   127,516
Total direct finance receivables             150,777                   152,633
SALES FINANCE RECEIVABLES
Total sales finance receivables            1,075,474                 1,159,848
Total gross finance receivables            1,226,251                 1,312,481
Less:  Unearned finance charges             (209,311)                 (228,405)
       Unearned commissions,
         insurance premiums and
         insurance claim reserves             (4,391)                   (7,253)
Total net finance receivables              1,012,549                 1,076,823
UNSECURED CREDIT CARD
  Total unsecured credit card                 83,230                    83,600
Total finance receivables                 $1,095,779                $1,160,423


Included in finance receivables at June 30, 1997 and December 31, 1996 were $87,073 and $69,507, respectively, of receivables for which interest accrual had been suspended. Repossessed assets held for resale primarily consists of repossessed vehicles awaiting liquidation. Repossessed assets are carried at estimated fair value. At June 30, 1997 and December 31, 1996, repossessed assets of approximately $5,700, and $6,700, respectively, were awaiting liquidation. Included are vehicles held for resale, vehicles which have been sold for which payment has not been received and unlocated vehicles (skips), the value of which may be reimbursed from insurance. Contractual maturities of the finance receivables by year are not readily available at June 30, 1997, but experience has shown that such information is not an accurate forecast of the timing of future cash collections due to the amount of renewals, conversions, repossessions, or payoffs prior to actual maturity.

Principal cash collections (excluding finance charges earned) for the three months ended June 30, 1997 and six months ended June 30, 1997 were as follows:



                                   Three months ended       Six months ended
                                              June 30,               June 30,
                                                 1997                   1997


DIRECT FINANCE RECEIVABLES
Principal cash collections                  $  34,110               $ 66,767
Percent of average net balances                  26.5%                  25.9%

SALES FINANCE RECEIVABLES
Principal cash collections                  $ 172,259              $ 336,654
Percent of average net balances                  19.0%                  18.2%


A summary of the activity in the allowance for finance credit losses for the three months ended June 30, 1997 and six months ended June 30, 1997 was as follows:



                                 Three months ended         Six months ended
                                            June 30,                 June 30,
                                               1997                     1997


Balance at beginning of period             $111,584                 $ 97,762
Provision for finance credit losses          24,544                   55,006
Finance receivables charged off,
  net of recoveries                         (12,524)                 (29,164)
Balance at end of period                   $123,604                 $123,604


A summary of the activity in nonrefundable dealer reserves for the three months ended June 30, 1997 and six months ended June 30, 1997 was as follows:



                                         Three months ended         Six months ended
                                                    June 30,                 June 30,
                                                       1997                     1997


Balance at beginning of period                     $ 80,677                 $ 89,378
Discounts acquired on new volume                     12,845                   26,789
Losses absorbed, net of recoveries                  (22,157)                 (44,802)
Balance at end of period                           $ 71,365                 $ 71,365


5)  SENIOR AND SUBORDINATED DEBT AND LINES OF CREDIT
As a result of the 1996 net loss, accounting irregularities, and related matters, Mercury violated its debt and financial covenants permitting the holders of its Senior Term Notes and Subordinated Debt to accelerate all such debt which, if accelerated, would result in all of such debt being currently due and payable. In addition, the Company is no longer permitted by the terms of certain debt instruments to pay dividends. Senior and subordinated debt at June 30, 1997 and December 31, 1996, consisted of the following (assuming that the Company remained in compliance with its debt covenants):



                                                    June 30,         December 31,
                                                       1997                 1996


REVOLVING CREDIT FACILITY-$50,000
LINE, Interest at prime, secured by
generally all assets, due January
1998                                               $   -                $    -

SENIOR DEBT, COMMERCIAL PAPER
AND NOTES                                          $493,619             $525,051


SENIOR DEBT, TERM NOTES
Due 1997 - interest rate 7.67%                       15,000               15,000
Due 1997 - interest rate 8.15%                       17,500               17,500
Due 1997 - interest rate 6.29%                       24,000               24,000
Due 1997 - interest rate 7.13%                          125                  125
Due 1997 - interest rate 6.41%                       40,000               40,000
Due 1998 - interest rate 6.70%                       35,000               35,000
Due 1998 - interest rate 6.16%                       76,000               76,000
Due 1998 - interest rate 8.62%                       20,000               20,000
Due 1998 - interest rate 8.50%                       10,000               10,000
Due 1998 - interest rate 7.13%                        1,000                1,000
Due 1998 - interest rate 7.16%                       25,000               25,000
Due 1999 - interest rate 6.56%                       20,000               20,000
Due 1999 - interest rate 6.76%                       31,000               31,000
Due 1999 - interest rate 7.33%                       30,000               30,000
Due 2000 - interest rate 6.66%                       10,000               10,000
Due 2000 - interest rate 6.94%                       15,000               15,000
Due 2000 - interest rate 7.42%                       58,000               58,000
Due 2001 - interest rate 7.02%                       10,000               10,000
Due 2001 - interest rate 7.50%                       30,000               30,000
Due 2002 - interest rate 7.14%                        4,000                4,000
Due 2002 - interest rate 7.59%                       17,000               17,000
TOTAL SENIOR DEBT, TERM NOTES                      $488,625             $488,625

SUBORDINATED DEBT
Due 1997 - interest rate 9.76%                       12,000               12,000
Due 1997 - interest rate 10.86%                       3,000                3,000
Due 1998 - interest rate 10.86%                       7,500                7,500
TOTAL SUBORDINATED DEBT                            $ 22,500              $22,500


The following table sets forth information with respect to future maturities of senior and subordinated debt at June 30, 1997 (assuming that the Company remained in compliance with its debt covenants):



             Senior Debt
             Commercial      Senior Debt   Subordinated
            Paper & Notes     Term Notes      Debt               Total


1997         $ 493,619        $ 96,625      $ 15,000          $  605,244
1998              -            167,000         7,500             174,500
1999              -             81,000           -                81,000
2000              -             83,000           -                83,000
2001              -             40,000           -                40,000
2002              -             21,000           -                21,000
TOTAL        $ 493,619        $488,625      $ 22,500          $1,004,744


As noted above, the Company is in default of its credit agreements. The Company continues to negotiate with all of its lenders in an attempt to reach a consensual agreement and has a forbearance agreement through September 30, 1997. See Notes 8, 13 and 15 for additional information.

6)  DIVIDEND RESTRICTIONS
Management does not expect that dividends will be paid in the foreseeable future.

7)  STOCK OPTIONS
Under the terms of Mercury's 1989 Stock Option and Incentive Compensation Plan ("the Plan"), 24,837,036 common shares were reserved for the future granting of options to officers, non-employee directors and other key employees. Options become exercisable in whole or in part up to two years after the date of grant at the closing price of Mercury's common stock on the date of grant. Options are forfeited upon termination of employment. Shares available for future grants totaled 2,979,356 at June 30, 1997.

Activity with respect to stock options was as follows (as adjusted for all stock splits):




Outstanding January 1, 1997                                  7,967,919
Options granted (average price of
  $3.82 for six months ended June 30, 1997)                  2,693,647
Options forfeited                                           (2,215,374)
Options exercised (average price of
  $8.21 for six months ended June 30, 1997)                   (181,224)
Outstanding June 30,1997                                     8,264,968


The average option price under the plan was $8.50 at June 30,1997.

Under the provisions of SFAS 123, the Company has elected to continue to account for the Plan under the provisions of APB Opinion No. 25 and make the necessary pro forma net income and earnings per share disclosures required by SFAS 123. Upon the announcement of the discovery of the accounting irregularities and financial statement restatement described in Notes 8 and 15, the market value of the Company's common stock declined dramatically. Management thus believes that the market value of the Company's common stock during 1996 was overstated. Because a key component of the fair value calculation (and the related pro forma net income and earnings per share disclosures) is the market value of the Company's stock, the fair value and other disclosures required under SFAS 123 for 1996.

On June 13, 1997, a number of the above options were cancelled. Most employees were re-granted their existing options at a new price of $3 per share. New options were also granted to certain employees on this date. Given the recent reissuance of options, management is currently performing the calculation for the potential liability to the Company.

8)  CONTINGENCIES AND LEGAL MATTERS
The Company has been named as a defendant in a variety of lawsuits generally arising from the Company's announcement on January 29, 1997 that it would restate previously reported financial information for prior years and interim earnings for 1996 as a result of the discovery of accounting irregularities. To date, forty-four actions against the Company are pending in United States District Court for the Northern District of Illinois, six cases are pending against the Company in Illinois Chancery Court, and nine cases are pending in the Delaware Chancery Court. One case is pending in Hamilton County, Ohio, Municipal Court. The complaints seek compensatory damages, attorneys' fees and costs.

Forty of the lawsuits pending in the Northern District of Illinois are class actions which allege claims under Section 10 of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. These lawsuits name one or more officers or directors of the Company as additional defendants. One case pending in the Northern District of Illinois alleges derivative claims seeking to recover damages on behalf of the Company from certain of the Company's officers and directors. Thirty-nine of the non-derivative cases pending in the Northern District of Illinois were consolidated pursuant to a Stipulation entered on April 30, 1997. Certain plaintiffs have filed motions for appointment of one or more lead plaintiffs, each of which is pending. One of the cases pending in the Northern District of Illinois seeks to represent a class of participants in Mercury's employee retirement plan and alleges ERISA violations arising out of the plan's investment in Mercury's allegedly overvalued stock. Two cases pending in the Northern District of Illinois allege non-class securities fraud and common law claims. Three of the Illinois state court actions are class actions alleging claims under the Illinois Securities Act, the Illinois Consumer Fraud and Deceptive Business Practices Act and common law claims of fraud and negligent misrepresentation. The other Illinois state court actions are derivative actions which seek to recover damages on behalf of the Company from certain of the Company's officers and directors. Each of the Delaware state court actions is a derivative action which seeks to recover damages on behalf of the Company from certain of the Company's officers and directors. The case pending in Municipal Court in Hamilton, Ohio, alleges violations of Ohio State securities law and common law. The Company is unable to predict the potential financial impact of the litigation.

The Securities and Exchange Commission is investigating the events giving rise to the accounting irregularities. Those events are also under investigation by the United States Attorney for the Northern District of Illinois and the Federal Bureau of Investigation, which executed a search warrant on the Company's premises on February 3, 1997. The Company is cooperating fully in these investigations.

On January 10, 1997, the Company entered into an agreement (the "Agreement") with BankBoston Corporation ("BankBoston") pursuant to which the Company was to acquire all of the outstanding stock of Fidelity Acceptance Corporation, a subsidiary of BankBoston, in return for the issuance of approximately 32.7 million shares of the Company's common stock. On January 30, 1997, BankBoston notified the Company that it was terminating the Agreement as a result of breaches of the Agreement resulting from the accounting irregularities described above. On July 10, 1997, BankBoston notified Mercury that BankBoston intended to seek appropriate compensation for its damages resulting from such breaches.

In the normal course of its business, Mercury and its subsidiaries are named as defendants in legal proceedings. A number of such actions, including fifteen cases which have been brought as putative class actions, are pending in the various states in which subsidiaries of Mercury do business. It is the policy of Mercury and its subsidiaries to vigorously defend litigation, but Mercury and
(or) its subsidiaries have and may in the future enter into settlements of claims where management deems appropriate. Although management is of the opinion that the resolution of these proceedings will not have a material effect on the financial position of Mercury, it is not possible at this time to estimate the amount of damages or settlement expenses that may be incurred.

No provision has been made in the consolidated income statements for the three months and six months ended June 30, 1997 for the costs or expenses that have been or will be incurred subsequent to June 30, 1997 with respect to any of the above matters.

9)  PENSION PLANS AND OTHER EMPLOYEE BENEFITS
Substantially all employees of Mercury are covered by non-contributory defined benefit pension plans. Total pension expense aggregated $770 in 1996.

The following table sets forth the funded status of Mercury's qualified plans amounts recognized in 1996 consolidated financial statements:



                                                                      1996


Actuarial Present Value of
  Benefit Obligation:
Accumulated benefit obligations,
  including vested benefits of
  $6,231                                                            $  7,024
Projected benefit obligation
  for service rendered to date                                      $(10,686)
Plan assets at fair value                                             13,638
Plan assets in excess of
  projected benefit obligation                                         2,952
Unrecognized net asset
  as of December 31, being
  recognized over 15-22 years                                           (391)
Unrecognized net gain                                                 (3,272)
Unrecognized prior service cost                                          100
Prepaid (accrued) pension expense                                   $   (611)
Components of net pension expense:
Service cost-benefits earned
  during the period                                                 $  1,060
Interest cost on projected
  benefit obligation                                                     727
Actual return on plan assets                                          (2,085)
Net amortization and deferral                                          1,068
Net periodic pension expense                                        $    770


No actuarial information was available subsequent to December 31, 1996. The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% at December 31, 1996. The rates of increase in future compensation were 5.5% - 7.0% at December 31, 1996. The expected long-term rate of return on plan assets in 1996 was 9.0%.

Mercury also maintains a nonqualified, unfunded pension benefit plan for certain employees whose calculated benefit payments under the qualified plan are expected to exceed the limits imposed by Federal tax law. The projected benefit obligations of the plan, and the expenses related to this plan, are not material.

Mercury has an employee stock purchase plan and a tax deferred Retirement Savings Trust (401(k)) plan. Employees are eligible to participate in the plans after having attained specified terms of service. Both plans cover substantially all full time employees of Mercury and provide for employee contributions and partial matching contributions by Mercury. The expenses related to these plans are not material.

As discussed in Note 7, the market value of the Company's common stock declined dramatically. The employee stock purchase plan held significant shares of Mercury's stock at June 30, 1997. All Mercury stock held by the Retirement Savings Trust (401(k)) was sold as of June 6, 1997.

10) INCOME TAXES
The components of the credit for income taxes for the three months ended June 30, 1997 and six months ended June 30, 1997 were as follows:



                                     Three months ended       Six months ended
                                                June 30,               June 30,
                                                   1997                   1997


CURRENT INCOME TAX EXPENSE
  Federal                                       $  (912)               $ 2,532
  State                                             (78)                   217
         Total                                     (990)                 2,749
Deferred income tax benefit                      (3,452)                (9,356)
Total income tax benefit                        $(4,442)               $(6,607)


The differences between the U.S. federal statutory income tax rate and the Company's effective rate are:



                                          Three months ended      Six months ended
                                                     June 30,              June 30,
                                                        1997                  1997


Statutory federal income tax                           (35.0)%               (35.0)%
State income taxes, net of
  federal tax benefit                                   (3.0)%                (3.0)%
Loss on sale of Lyndon                                    -                   22.4 %
Income from Lyndon due to Buyer                          2.0                   1.5 %
Other, net                                               1.3 %                 0.4 %
  Total                                                (34.7)%               (13.7)%


The total income tax benefit reflected in shareholders' equity for stock options exercised was $397 for the quarter ended March 31, 1997. No options were exercised for the quarter ended June 30, 1997. Temporary differences between the amounts reported in the financial statements and the tax basis of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities at June 30, 1997 and December 31, 1996, were as follows:



                                                            June 30,         December 31,
                                                               1997                 1996


DEFERRED TAX ASSETS:
Allowance for finance credit losses
  and prepaid pension expense                               $47,408             $ 37,382
Unearned premiums and ceding fees                              -                  13,632
Other                                                           912                2,919
Deferred tax assets                                          48,320               53,933
DEFERRED TAX LIABILITIES:
Policy acquisition costs                                       -                  18,011
Other                                                          -                   2,566
Deferred tax liabilities                                       -                  20,577
  Net deferred tax assets                                   $48,320             $ 33,356


No valuation allowance for deferred tax assets has been recorded at June 30, 1997, as Mercury believes it is more likely than not that the deferred tax assets will be realized in the future under existing tax laws at June 30, 1997. This conclusion is based on the extremely short period in which the existing deductible temporary differences, primarily related to finance credit losses, will reverse and the existence of sufficient taxable income within the carryback period of three years available under the existing tax law at June 30, 1997. However, under the new tax laws enacted in August 1997, the carryback period has been shortened thereby limiting the source of taxable income available to realize the Company's tax benefits for deductible temporary differences. See footnote 13 for a discussion of changes in tax laws and the potential impact on the carrying value of the deferred tax assets.

11)  LEASES
Mercury and its subsidiaries lease office space generally under cancelable operating leases expiring in various years through 2003. Most of these leases are renewable for periods ranging from three to five years. Future minimum payments, by year and in the aggregate, under operating leases with initial or remaining terms of one year or more consisted of the following at June 30,1997:



                          Year                      Amount


                          1997                     $ 2,328
                          1998                       3,932
                          1999                       2,724
                          2000                       1,522
                          2001 and after             1,118
                          Total                    $11,624


It is expected that in the normal course of business, office leases that expire will be renewed or replaced by leases on other properties. Total rent expense approximated $ 1,238 for the three months ended June 30, 1997 and $ 2,425 for the six months ended June 30, 1997.

12)  DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. Fair value estimates are made at a specific point in time for Mercury's financial instruments; they are subjective in nature and involve uncertainties, and matters of significant judgment and, therefore, cannot be determined with precision. Fair value estimates assume the continuation of Mercury as a going concern.

CASH AND CASH EQUIVALENTS
Due to the short term nature of these items, management believes that the carrying amount is a reasonable estimate of fair value.

INVESTMENTS
For bonds, the estimated fair value is based on quoted market price. For other investments, which consist primarily of short-term money market instruments, the carrying amount is a reasonable estimate of fair value.

FINANCE RECEIVABLES
The Company's financing program allows for the establishment of interest rates on contracts which typically is the maximum rate allowable by the state in which the branch is doing business. The Company's financing revenues are not materially impacted by changes in interest rates given that the stated rates on existing contracts are the highest allowed by law. As such, the finance receivable balances recorded on a historical basis in the financial statements approximate fair value.

SENIOR DEBT, COMMERCIAL PAPER
The debt consists principally of short term commercial paper for which the carrying amount is a reasonable estimate of fair value.

SENIOR AND SUBORDINATED DEBT, TERM NOTES
Rates currently available to Mercury for debt with similar terms and remaining maturities are used to discount the future cash flows related to existing debt and arrive at an estimate of fair value.

The estimated fair values of Mercury's financial instruments at June 30, 1997 and December 31, 1996 have not been adjusted for the events disclosed in Notes 8 and 15 which have a substantial negative impact on these estimates, were as follows:



                                                        June 30, 1997
                                               Carrying        Fair
                                                Amount         Value


FINANCIAL ASSETS
Cash                                         $  130,909     $  130,909
Investments                                        -              -
Finance Receivables                             900,810        900,810
  Total                                      $1,031,719     $1,031,719
FINANCIAL LIABILITIES:
Senior Debt, Commercial Paper and
  Notes                                      $  493,619     $  493,619
Senior Debt, Term Notes                         488,625        480,962
Subordinated Debt                                22,500         22,781
  Total                                      $1,004,744     $  997,362

                                                 December 31, 1996
                                              Carrying         Fair
                                               Amount          Value
FINANCIAL ASSETS:
Cash                                         $   20,957     $   20,957
Investments                                     212,957        213,217
Finance Receivables                             973,283        973,283
  Total                                       1,207,197     $1,207,457
FINANCIAL LIABILITIES:
Senior Debt, Commercial Paper and
  Notes                                      $  525,051     $  525,051
Senior Debt, Term Notes                         488,625        476,469
Subordinated Debt                                22,500         22,711
  Total                                      $1,036,176     $1,024,231


13)  SUBSEQUENT EVENTS

Mercury entered into a forbearance agreement with its creditors in July 1997. Under the agreement, Mercury agreed to reduce the principal of its outstanding debt by $70 million and bring its interest payments current. The Company also agreed to make additional periodic payments to reduce principal depending on cash flow. The creditors agreed not to take action against the Company until after September 30, 1997 at which time the agreement may be renewed.

The Taxpayer Relief Act of 1997 ("the Act") was signed into law in August 1997. A provision of the Act is to reduce the Net Operating Loss carryback period from three years to two years beginning after August 5, 1997. For tax reporting purposes, this new law restricts net operating losses, if any, incurred in 1998 to be carried back to 1996, where the Company did not have taxable income versus under the previous legislation, any 1998 net operating losses would carry back to 1995, where the Company has reported significant taxable income. For financial reporting purposes, the change in the tax law raises a question as to the realizability of the deferred tax asset that is recorded in the financial statements ($48,320 as of June 30, 1997) because as of January 1, 1998, the reversal of the temporary differences that give rise to the deferred taxes, primarily the allowance for credit losses, can no longer be carried back to periods of taxable income. Accordingly, it is unlikely the Company will be able to record deferred tax benefits for temporary differences experienced beginning in the third quarter of 1997 and it is expected that any deferred tax assets on the books at December 31, 1997 will require substantial, if not complete, valuation allowances.

14)  BUSINESS SEGMENT DATA
The Finance Segment consists of the noninsurance segment of Mercury. The Insurance Segment consists of Lyndon and MFN Insurance. The following table presents the business segment data of Mercury (dollars in millions):



                                         Three months ended                  Six months ended
                                                    June 30,                          June 30,
                                                       1997                              1997


REVENUES
Finance                                            $  39.7                           $  86.1
Insurance                                             12.2                              38.6
      Total                                        $  51.9                           $ 124.7


OPERATING PROFITS (LOSSES)
Finance                                            $  (9.4)                          $ (16.8)
Insurance                                              4.1                              10.8
     Total                                         $  (5.3)                          $  (6.0)

NET INCOME (LOSS)
Finance                                            $ (11.6)                          $ (49.2)
Insurance                                              3.2                               7.7
     Total                                         $  (8.4)                          $ (41.5)

                                                   June 30,                      December 31,
                                                      1997                              1996

IDENTIFIABLE ASSETS
Finance                                           $1,179.6                          $1,123.4
Insurance                                              1.2                             420.0
      Total                                       $1,180.8                          $1,543.4


15)  GOING CONCERN
The Company incurred losses in the three months ended June 30, 1997, six months ended June 30, 1997 and the twelve months ended December 31, 1996.
Substantially all of its outstanding debt is subject to acceleration or has matured by its terms as a result of the Company's defaults of its various lending agreements. In addition, the Company is under investigation by the U.S. Attorney for the Northern District of Illinois and has been named as a defendant in various lawsuits generally arising from the restatement of previously reported financial information for 1995 and interim periods in 1996 as described in Note 8. The Company is also incurring significant costs in relation to the special investigation and the resolution of its debt restructuring.

As a result of the above matters, the Board has hired the services of a crisis manager to assist in the turnaround of the business operations. In addition, an investment banker was retained to assist in the refinancing of existing debt and/or explore strategy alternatives. There can be no assurances that the Company will be successful in its attempt to consummate a refinancing or restructuring. Thus, there is substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements have been prepared on the basis that the Company is a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

16) NON-OPERATING EXPENSES
Non-operating expenses include the costs of the investigation, professional fees related to the negotiations with the creditors, legal defense for the defense of the Company with respect to the class action lawsuits, a portion of fees for the crisis management team and costs of the audit examination of the 1996 balance sheet and review of the quarterly financial statements for 1997.

17)  COMMON STOCK
Earnings per share is computed by dividing net income by the total of weighted average common shares and common stock equivalents outstanding during the period, adjusted for all stock splits. The calculated averages were as follows:



                                      Three months ended        Six months ended
                                                 June 30,                June 30,
                                                    1997                    1997


Weighted Average:
Common Shares                                177,900,671             177,884,236
Treasury Shares                               (5,402,957)             (5,402,957)
Total                                        172,497,714             172,481,279


As the Company incurred a net loss for the three months and six months ended June 30, 1997, common share equivalents would be anti-dilutive to earnings per share and have not been included in the weighted average shares calculation.

The Company has determined that the implementation of SFAS 128 "Earnings Per Share", would have had no effect on the calculated earnings per share for the three months and six months ended June 30, 1997. This standard prescribes that when computing the dilution of options, the Company is to use its average stock price for the period, rather than the more dilutive greater of the average share price or end-of-period share price required by APB Opinion 15. As the options are excluded from the calculation due to the anti-dilutive characteristics indicated above, there is no effect on the earnings per share calculation.